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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               AVANT! CORPORATION

         Avant! Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

         FIRST: The Restricted Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of ARTICLE IV of the Restated Certificate of Incorporation in its present form and substituting therefor a new first paragraph of ARTICLE IV in the following form:

         "This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is Seventy-Five Million (75,000,000) shares of capital stock. Of such authorized shares, Seventy Million (70,000,000) shares shall be designated "Common Stock," and have a par value of $.0001 per share, and Five Million (5,000,000) shares shall be designated "Preferred Stock," and have a par value of $0.0001 per share.

         SECOND: The amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon at a regular meeting of stockholders called and held upon notice in accordance with Section 222 of the DGCL.


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                  IN WITNESS WHEREOF, the undersigned has executed this
Certificate on this 16th day of June, 1997.



                                          AVANT! CORPORATION

                                          By:      /s/ Gerald C. Hsu
                                             -----------------------------
                                             Gerald C. Hsu
                                             Chairman of the Board, President
                                             and Chief Executive Officer